Exhibit 99

We don’t make home loans We make home loans possible

Investor Contact:	Michael J. Zimmerman, Investor Relations, (414) 347-6596, mike_zimmerman@mgic.com
Media Contact:	Amy Goller, Corporate Relations, (414) 347-6436, amy_goller@mgic.com

MGIC Investment Corporation
Third Quarter Net Income of $105.1 Million

MILWAUKEE (October 15, 2003) — MGIC Investment Corporation (NYSE:MTG) today reported net income for the quarter ended September 30, 2003 of $105.1 million, compared with the $151.6 million for the same quarter a year ago. Diluted earnings per share was $1.06 for the quarter ending September 30, 2003, compared to $1.47 for the same quarter a year ago.

Net income for the first nine months was $390.0 million, compared with $491.7 million for the same period last year, a decrease of 21.0 percent. For the first nine months of 2003, diluted earnings per share was $3.94 compared with $4.66 last year, a 15.5 percent decrease.

Curt S. Culver, president and chief executive officer of MGIC Investment Corporation and Mortgage Guaranty Insurance Corporation (MGIC), said that the long term positive development during the quarter, record new insurance written volume # was more than offset by higher incurred losses. The higher incurred losses were a result of an increase in delinquent loans and an increase in claims paid which were impacted by the lack of job growth, especially in the manufacturing sector. As a result of these delinquencies and paid claims the Company increased reserves by $96 million.

Total revenues for the third quarter were $445.6 million, up 14 percent from $390.8 million in the third quarter of 2002. The growth in revenues resulted from a 16 percent increase in net premiums earned to $346.6 million and an increase in other revenues. Net premiums written for the quarter were $346.6 million, compared with $301.4 million in the third quarter last year, an increase of 15 percent.

New insurance written in the third quarter was $28.0 billion, compared to $21.9 billion in the third quarter of 2002. New insurance written for the quarter included $7.3 billion of bulk business compared with $4.4 billion in the same period last year. New insurance written in the first nine months of 2003 was $77.5 billion compared to $67.3 billion for the same period last year and includes $20.6 billion of bulk business compared to $16.7 billion in the same period last year.

Persistency, or the percentage of insurance remaining in force from one year prior, was 44.9 percent at September 30, 2003, compared with 56.8 percent at December 31, 2002, and 58.9 percent at September 30, 2002.

As of September 30, 2003, MGIC’s primary insurance in force was $191.0 billion, compared with $197.0 billion at

December 31, 2002, and $196.6 billion at September 30, 2002. The book value of MGIC Investment Corporation’s investment portfolio was $5.1 billion at September 30, 2003, compared with $4.7 billion at December 31, 2002, and $4.6 billion at September 30, 2002.

At September 30, 2003, the percentage of loans that were delinquent, excluding bulk loans, was 3.67 percent, compared with 3.19 percent at December 31, 2002, and 2.85 percent at September 30, 2002. Including bulk loans, the percentage of loans that were delinquent at September 30, 2003 was 5.41 percent, compared to 4.45 percent at December 31, 2002, and 4.04 percent at September 30, 2002.

Losses incurred in the third quarter were $220.7 million, up from $101.1 million reported for the same period last year due to increases in the delinquency inventory and paid losses. Underwriting expenses were $77.7 million in the third quarter up from $66.8 million reported for the same period last year due to increases in underwriting volumes.

About MGIC

MGIC (www.mgic.com), the principal subsidiary of MGIC Investment Corporation, is the nation’s leading provider of private mortgage insurance coverage with $191.0 billion primary insurance in force covering 1.6 million mortgages as of September 30, 2003. MGIC serves 5,000 lenders with locations across the country and in Puerto Rico, helping families achieve homeownership sooner by making affordable low-down-payment mortgages a reality.

Webcast Details

As previously announced, MGIC Investment Corporation will hold a webcast today at 10 a.m. ET to allow securities analysts and shareholders the opportunity to hear management discuss the company’s quarterly results. The call is being webcast and can be accessed at the company’s website at www.mgic.com. The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. The webcast will be available for replay through November 15, 2003.

Safe Harbor Statement

Forward-Looking Statements and Risk Factors:

The statements contained in this release that are not historical facts are forward-looking statements. Actual results may differ materially from those contemplated in the forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include the risks noted below.

As the domestic economy deteriorates, more homeowners may default and the Company’s losses may increase.

Losses result from events that reduce a borrower’s ability to continue to make mortgage payments, such as unemployment, and whether the home of a borrower who defaults on his mortgage can be sold for an amount that will cover unpaid principal and interest and the expenses of the sale. Favorable economic conditions generally reduce the likelihood that borrowers will lack sufficient income to pay their mortgages and also favorably affect the value of homes, thereby reducing and in some cases even eliminating a loss from a mortgage default. A deterioration in economic conditions generally increases the likelihood that borrowers will not have sufficient income to pay their mortgages and can also adversely affect housing values.

The mix of business the Company writes also affects the likelihood of losses occurring. In recent years, a greater percentage of the Company’s volume than in the past has included segments that the Company views as having a higher probability of claim, including loans with LTV ratios over 95%, FICO credit scores below 620 or limited underwriting.

In addition, the Company believes the performance of the servicing function on a mortgage loan, particularly a subprime loan, can affect the likelihood that the loan will default as well as the loss resulting from a default. The Company believes Fairbanks Capital Corp. (“Fairbanks”) is the servicer of approximately 2% of the loans insured by the Company and approximately 7% of the loans insured by the Company written through the bulk channel (a substantial number of which are subprime). The servicer ratings assigned to Fairbanks by Moody’s and S&P were downgraded during the second quarter of 2003 from “strong” to “below average” due in part to concerns expressed by those rating agencies about Fairbanks’ regulatory compliance and operational controls.

Competition or changes in the Company’s relationships with its customers could reduce the Company’s revenues or increase its losses.

Competition for private mortgage insurance premiums occurs not only among private mortgage insurers but increasingly with mortgage lenders through captive mortgage reinsurance transactions. In these transactions, a lender’s affiliate reinsures a portion of the insurance written by a private mortgage insurer on mortgages originated by the lender. In 1996, the Company shared risk under risk sharing arrangements with respect to virtually none of its new insurance written. During the quarter ended June 30, 2003, about 53% of the Company’s new insurance written on a flow basis was subject to risk sharing arrangements.

A substantial portion of the Company’s captive mortgage reinsurance arrangements is structured on an excess of loss basis. Effective April 1, 2003 the Company is not participating in excess of loss risk sharing arrangements with net premium cessions in excess of 25% on terms which are generally present in the market. The captive mortgage reinsurance programs of larger lenders generally are not consistent with the Company’s position. The Company’s position with respect to such risk sharing arrangements is resulting in a reduction of business from such lenders and has resulted in a decline in the Company’s flow market share, which for the second quarter of 2003 was 21.7% (the last quarter for which this information is available) compared to 24.5% for the fourth quarter of 2002, both as reported by Inside Mortgage Finance.

The level of competition within the private mortgage insurance industry has also increased as many large mortgage lenders have reduced the number of private mortgage insurers with whom they do business. At the same time, consolidation among mortgage lenders has increased the share of the mortgage lending market held by large lenders. The Company’s top ten customers generated 27.0% of the new primary insurance that it wrote on a flow basis in 1997 compared to 39.5% in 2002, although this concentration is expected to decline in 2003 due to the Company’s position on excess loss risk sharing arrangements referred to above.

Our private mortgage insurance competitors include:

•	PMI Mortgage Insurance Company

•	GE Capital Mortgage Insurance Corporation

•	United Guaranty Residential Insurance Company

•	Radian Guaranty Inc.

•	Republic Mortgage Insurance Company

•	Triad Guaranty Insurance Corporation

•	CMG Mortgage Insurance Company

If interest rates decline, house prices appreciate or mortgage insurance cancellation requirements change, the length of time that our policies remain in force could decline and result in declines in our revenue.

In each year, most of the Company’s premiums are from insurance that has been written in prior years. As a result, the length of time insurance remains in force (which is also generally referred to as persistency) is an important determinant of revenues. The factors affecting the length of time the Company’s insurance remains in force include:

•	the level of current mortgage interest rates compared to the mortgage coupon rates on the insurance in force, which affects the vulnerability of the insurance in force to refinancings, and

•	mortgage insurance cancellation policies of mortgage investors along with the rate of home price appreciation experienced by the homes underlying the mortgages in the insurance in force.

In recent years, the length of time that our policies remain in force has declined and at September 30, 2003 our persistency was at a record low.

If the volume of low down payment home mortgage originations declines, the amount of insurance that the Company writes could decline which would reduce our revenues.

The factors that affect the volume of low down payment mortgage originations include:

•	the level of home mortgage interest rates,

•	the health of the domestic economy as well as conditions in regional and local economies,

•	housing affordability,

•	population trends, including the rate of household formation,

•	the rate of home price appreciation, which in times of heavy refinancing can affect whether refinance loans have loan-to-value ratios that require private mortgage insurance, and

•	government housing policy encouraging loans to first-time homebuyers.

In general, substantially all of the underwriting profit (premium revenue minus losses) that a book of mortgage insurance generates occurs in the early years of the book, with most of the underwriting profit realized in the first year. Subsequent years of a book generally result in modest underwriting profit or underwriting losses. This pattern of results occurs because relatively few of the claims that a book will ultimately experience occur in the first few years of the book, when premium revenue is highest, while subsequent years are affected by declining premium revenues, as persistency decreases due to loan prepayments, and higher losses. All other things being equal, a decline in new insurance written following a number of years of higher volume would generally be expected to adversely impact the mortgage insurer’s overall results because the older books will be experiencing declines in revenue and increases in losses with a lower amount of underwriting profit on the new book available to offset these results.

The Company’s new insurance written during 2000 — 2002 was $41.5 billion, $86.1 billion and $92.5 billion, respectively, and its new insurance written during the first nine months of 2003 was $77.5 billion. The Company expects that the unprecedented period of refinance activity that positively affected volume beginning in 2001 will come to an end. As a result, the Company expects new insurance written in 2004 will be materially lower than in 2003.

The amount of insurance the Company writes could be adversely affected if lenders and investors select alternatives to private mortgage insurance.

These alternatives to private mortgage insurance include:

•	lenders structuring mortgage originations to avoid private mortgage insurance, such as a first mortgage with an 80% loan-to-value ratio and a second mortgage with a 10% loan-to-value ratio (referred to as an 80-10-10 loan) rather than a first mortgage with a 90% loan-to-value ratio,

•	investors holding mortgages in portfolio and self-insuring,

•	investors using credit enhancements other than private mortgage insurance or using other credit enhancements in conjunction with reduced levels of private mortgage insurance coverage, and

•	lenders using government mortgage insurance programs, including those of the Federal Housing Administration and the Veterans Administration.

While no data is publicly available, the Company believes that due to the current low interest rate environment and favorable economic conditions, 80-10-10 loans remain a significant percentage of mortgage originations.

Changes in the business practices of Fannie Mae and Freddie Mac could reduce the Company’s revenues or increase its losses.

The business practices of Fannie Mae and Freddie Mac affect the entire relationship between them and mortgage insurers and include:

•	the level of private mortgage insurance coverage, subject to the limitations of Fannie Mae and Freddie Mac’s charters, when private mortgage insurance is used as the required credit enhancement on low down payment mortgages,

•	whether Fannie Mae or Freddie Mac influence the mortgage lender’s selection of the mortgage insurer providing coverage and, if so, any transactions that are related to that selection,

•	whether Fannie Mae or Freddie Mac will give mortgage lenders an incentive, such as a reduced guaranty fee, to select a mortgage insurer that has a ‘AAA’ claims-paying ability rating to benefit from the lower capital requirements for Fannie Mae and Freddie Mac when a mortgage is insured by a company with that rating,

•	the underwriting standards that determine what loans are eligible for purchase by Fannie Mae or Freddie Mac, which thereby affect the quality of the risk insured by the mortgage insurer and the availability of mortgage loans,

•	the terms on which mortgage insurance coverage can be canceled before reaching the cancellation thresholds established by law, and

•	the circumstances in which mortgage servicers must perform activities intended to avoid or mitigate loss on insured mortgages that are delinquent.

The mortgage insurance industry is subject to litigation risk.

In recent years, consumers have brought a growing number of lawsuits against home mortgage lenders and settlement service providers. As of the end of the third quarter of 2003, seven mortgage insurers, including the Company’s MGIC subsidiary, were involved in litigation alleging violations of the Real Estate Settlement Procedures Act. MGIC and two other mortgage insurers entered into an agreement to settle the cases against them in December 2000, and two other mortgage insurers subsequently entered into comparable settlement agreements. In June 2001, the Court entered a final order approving the settlement to which MGIC and the other two insurers are parties, although due to appeals challenging certain aspects of this settlement, the final implementation of the settlement will not occur until the appeals are resolved. The Company took a $23.2 million pretax charge in 2000 to cover MGIC’s share of the estimated costs of the settlement. While MGIC’s settlement includes an injunction that prohibits certain practices and specifies the basis on which other practices may be done in compliance with the Real Estate Settlement Procedures Act, MGIC may still be subject to future litigation under the Real Estate Settlement Procedures Act.

Furthermore, on March 27, 2003 an action against MGIC was filed in Federal District Court in Orlando, Florida seeking certification of a nationwide class of consumers who were required to pay for private mortgage insurance written by MGIC and whose loans were insured at less than MGIC’s “best available rate” based on credit scores obtained by MGIC. (A portion of MGIC’s A minus and subprime premium rates are based in part on the credit score of the borrower.) The action alleges that the Federal Fair Credit Reporting Act (“FCRA”) requires a notice to borrowers of such “adverse action” and that MGIC has violated FCRA by failing to give such notice. The action seeks statutory damages (which in the case of willful violations, in addition to punitive damages, may be awarded in an amount of $100 to $1,000 per class member) and/or actual damages of the persons in the class, and attorneys fees, as well as declaratory and injunctive relief. The action also alleges that the failure to give notice to borrowers in Florida in the circumstances alleged is a violation of Florida’s Unfair and Deceptive Acts and Practices Act and seeks declaratory and injunctive relief for such violation. There can be no assurance that the outcome of the litigation will not materially affect the Company’s financial position or results of operations.

Net premiums written could be adversely affected if a proposed regulation by the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act is adopted.

The regulations of the Department of Housing and Urban Development under the Real Estate Settlement Procedures Act prohibit paying lenders for the referral of settlement services, including mortgage insurance, and prohibit lenders from receiving such payments. In July 2002, the Department of Housing and Urban Development proposed a regulation that would exclude from these anti-referral fee provisions settlement services included in a package of settlement services offered to a borrower at a guaranteed price. If mortgage insurance is required on a loan, the package must include any mortgage insurance premium paid at settlement. Although certain state insurance regulations prohibit an insurer’s payment of referral fees, adoption of this regulation by the Department of Housing and Urban Development could adversely affect the Company’s revenues to the extent that lenders offered such packages and received value from the Company in excess of what they could have received were the anti-referral fee provisions of the Real Estate Settlement Procedures Act to apply and if such state regulations were not applied to prohibit such payments.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

	(in thousands of dollars, except per share data)
Net premiums written	$346,612	$301,361	$1,008,700	$871,073

Net premiums earned	$346,605	$298,953	$1,015,896	$871,571
Investment income	50,049	51,036	151,446	154,640
Realized gains	6,740	8,891	33,375	21,984
Other revenue	42,197	31,926	127,372	102,014

Total revenues	445,591	390,806	1,328,089	1,150,209
Losses and expenses:
Losses incurred	220,726	101,094	536,057	225,224
Underwriting, other expenses	77,704	66,797	232,788	197,555
Interest expense	10,191	10,070	30,892	26,522
Ceding commission	(904)	(2,151)	(2,484)	(5,392)

Total losses and expenses	307,717	175,810	797,253	443,909

Income before tax	137,874	214,996	530,836	706,300
Provision for income tax	32,745	63,426	140,820	214,607

Net income	$105,129	$151,570	$390,016	$491,693

Weighted average common shares outstanding
(Shares in thousands)	98,825	103,361	99,083	105,511

Diluted earnings per share	$1.06	$1.47	$3.94	$4.66

      NOTE: See “Certain Non-GAAP Financial Measures” for diluted earnings per share contribution from realized gains.

MGIC INVESTMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET AS OF

	September 30,	December 31,	September 30,
	2003	2002	2002

	(in thousands of dollars, except per share data)
ASSETS
Investments (1)	$5,105,082	$4,726,472	$4,641,412
Cash	9,068	11,041	12,874
Reinsurance recoverable on loss reserves (2)	18,730	21,045	22,666
Reinsurance recoverable on unearned premiums	7,457	8,180	8,712
Home office and equipment, net	37,543	35,962	35,337
Deferred insurance policy acquisition costs	33,735	31,871	31,859
Other assets	529,797	465,732	404,858

	$5,741,412	$5,300,303	$5,157,718

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Loss reserves (2)	956,541	733,181	667,177
Unearned premiums	162,248	170,167	174,345
Short- and long-term debt	604,717	677,246	634,852
Other liabilities	318,902	324,517	346,256

Total liabilities	2,042,408	1,905,111	1,822,630
Shareholders’ equity	3,699,004	3,395,192	3,335,088

	$5,741,412	$5,300,303	$5,157,718

Book value per share	$37.55	$33.87	$33.09

(1) Investments include unrealized gains on securities marked to market pursuant to FAS 115	247,014	260,288	316,730
(2) Loss reserves, net of reinsurance recoverable on loss reserves	937,811	712,136	644,511

CERTAIN NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,		Nine Months Ended September 30,

	2003	2002	2003	2002

	(in thousands of dollars, except per share data)
Diluted earnings per share contribution from realized gains:
Realized gains	$6,740	$8,891	$33,375	$21,984
Income taxes at 35%	2,359	3,112	11,681	7,694

After tax realized gains	4,381	5,779	21,694	14,290
Weighted average shares	98,825	103,361	99,083	105,511

Diluted EPS contribution from realized gains	$0.04	$0.06	$0.22	$0.14

Diluted earnings per share contribution from the company’s C-BASS joint venture:
C-BASS contribution to other revenue	$12,267	$9,794	$43,342	$46,794
Income taxes at 35%	4,293	3,428	15,170	16,378

After tax C-BASS contribution	7,974	6,366	28,172	30,416
Weighted average shares	98,825	103,361	99,083	105,511

Diluted EPS contribution from C-BASS	$0.08	$0.06	$0.28	$0.29

Management believes the diluted earnings per share contribution from realized gains provides useful information to investors because it shows the after-tax effect that sales of securities from the Company’s investment portfolio, which are discretionary transactions, had on earnings. Management believes the diluted earnings per share contribution from C-BASS provides useful information to investors because it shows the after-tax contribution from this joint venture, which is not controlled by the Company, to earnings.

OTHER INFORMATION

New primary insurance written (“NIW”) ($ millions)	$27,988	$21,898	$77,513	$67,281

New risk written ($ millions):
Primary	$7,204	$5,607	$20,168	$17,016

Pool (1)	$257	$68	$852	$258

Product mix as a % of primary NIW
95% LTVs	32%	35%	31%	35%
ARMs	6%	7%	7%	6%
95% LTV/30% coverage	21%	24%	20%	25%
90% LTV/25% coverage	29%	29%	29%	29%
Refinances	48%	36%	50%	40%
Net paid claims ($ millions)
Flow	$55	$26	$139	$79
Bulk (2)	46	21	111	43
Second mortgage	8	6	22	20
Other	15	7	38	25

	$124	$60	$310	$167

(1)	Represents contractual aggregate loss limits and, for the three and nine months ended September 30, 2003, for $702 million and $2,081 million, respectively, of risk without such limits, risk is calculated at $101 million and $290 million, respectively, the estimated amount that would credit enhance these loans to a ‘AA’ level.

(2)	Bulk loans are those that are part of a negotiated transaction between the lender and the mortgage insurer.

OTHER INFORMATION

	As of

	September 30,	December 31,	September 30,
	2003	2002	2002

Direct Primary Insurance In Force ($ millions):	190,963	196,988	196,609
Direct Primary Risk In Force ($ millions) (1)	48,808	49,231	48,903
Direct Pool Risk In Force ($ millions) (2)	3,053	2,568	2,163
Mortgage Guaranty Insurance Corporation — Risk-to-capital ratio (3)	8.2:1	8.7:1	8.8:1
Primary Insurance:
Insured Loans	1,573,265	1,655,887	1,659,783
Persistency	44.9%	56.8%	58.9%
Total loans delinquent	85,039	73,648	67,114
Percentage of loans delinquent (delinquency rate)	5.41%	4.45%	4.04%
Loans delinquent excluding bulk loans	44,717	43,196	39,292
Percentage of loans delinquent excluding bulk loans (delinquency rate)	3.67%	3.19%	2.85%
Bulk loans delinquent	40,322	30,452	27,822
Percentage of bulk loans delinquent (delinquency rate)	11.41%	10.09%	9.97%
A-minus and subprime credit loans delinquent (4)	33,583	25,504	23,086
Percentage of A-minus and subprime credit loans delinquent (delinquency rate)	13.73%	12.68%	12.38%

(1)	Direct primary risk in force, net of aggregate loss limits, was $48,672, $47,623 and $46,984 at September 30, 2003, December 31, 2002, and September 30, 2002, respectively.

(2)	Represents contractual aggregate loss limits and, at September 30, 2003 and December 31, 2002, respectively, for $4.0 billion and $3.0 billion of risk without such limits, risk is calculated at $588 million and $274 million, the estimated amounts that would credit enhance these loans to a ‘AA’ level.

(3)	Risk-to-capital is determined using $42.3 billion, $42.4 billion and $41.4 billion of risk at September 30, 2003, December 31, 2002 and September 30, 2002, respectively, which includes calculated risk of $588 million, $274 million and $0 on $4.0 billion, $3.0 billion and $0 of contractual pool risk, and $5.2 billion, $4.9 billion and $4.7 billion of capital.

(4)	A-minus and subprime credit is included in flow, bulk and total.

ADDITIONAL INFORMATION

	Q1 2002	Q2 2002	Q3 2002	Q4 2002	Q1 2003	Q2 2003	Q3 2003

Insurance inforce
Flow ($ bil)	$156.8	$159.4	$160.8	$158.5	$154.9	$150.3	$145.7
Bulk ($ bil)	$33.8	$35.1	$35.8	$38.5	$40.8	$43.3	$45.3
Risk inforce
% Prime (FICO 620 & >)	89.2%	85.8%	85.5%	84.9%	83.8%	82.9%	82.2%
% A minus (FICO 575 - 619) (1)	n/a	n/a	9.9%	10.4%	11.2%	12.0%	12.6%
% Subprime (FICO < 575) (1)	n/a	n/a	4.6%	4.7%	5.0%	5.1%	5.2%
New insurance witten
Flow ($ bil)	$17.0	$16.1	$17.4	$19.5	$17.4	$18.8	$20.7
Bulk ($ bil)	$6.6	$5.7	$4.5	$5.8	$6.7	$6.6	$7.3
Average loan size of Insurance in force (000’s)
Flow	$114.4	$115.5	$116.5	$117.0	$117.6	$118.4	$119.4
Bulk	$134.8	$130.9	$128.3	$127.5	$127.3	$127.2	$128.1
Coverage rates
Flow	23.8%	23.8%	23.9%	24.2%	24.1%	24.4%	24.6%
Bulk	21.6%	23.2%	23.8%	24.7%	25.9%	27.1%	28.2%
Paid Losses (000’s)
Average severity flow	$20.3	$19.5	$20.3	$22.1	$23.6	$23.5	$22.9
Average severity bulk	$18.6	$19.7	$19.1	$19.2	$21.8	$21.9	$22.0
Average severity total	$19.9	$19.6	$19.7	$20.9	$22.9	$22.7	$22.5
Risk sharing Arrangments — Flow Only
% insurance inforce subject to risk sharing (2)	33.6%	36.1%	38.9%	41.5%	42.8%	44.0%
% Quarterly NIW (flow only) subject to risk sharing (2)	51.2%	52.3%	54.8%	54.1%	51.9%	53.2%
Premium ceded (millions)	$21.5	$23.5	$27.7	$27.3	$30.0	$29.5	$28.8
Bulk % of risk inforce by credit grade
Prime (FICO 620 & >)	56.8%	54.5%	54.3%	55.1%	53.7%	54.1%	54.4%
A minus (FICO 575 - 619) (3)	n/a	n/a	26.9%	27.4%	28.7%	29.6%	30.1%
Subprime (FICO < 575) (3)	n/a	n/a	18.8%	17.5%	17.6%	16.3%	15.5%
Other:
Shares repurchased
# of shares (000)	451.2	2,260.5	3,111.2	551.4	1,868.1	331.4	0.0
Average price	$66.71	$69.59	$51.29	$47.72	$39.76	$45.04	$0.00
C-BASS Investment	$130.9	$144.7	$152.1	$168.7	$178.5	$197.3	$204.6
Sherman Investment (4)	$38.5	$42.8	$48.2	$54.4	$42.3	$49.3	$52.3
GAAP loss ratio	21.0%	22.3%	33.8%	45.2%	42.8%	51.3%	63.7%
GAAP expense ratio	15.4%	14.5%	14.1%	15.0%	14.3%	15.0%	14.0%

Footnotes:

(1)	Data not tracked prior to Q3 2002

(2)	Latest Quarter data not available due to lag in reporting

(3)	Data not tracked prior to Q2 2002

(4)	Ownership reduced from 45.5% to 41.5% in Q1 2003